Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report, dated October 28, 2013, on the financial statements and financial highlights of Pioneer Discplined Value Fund (one of the series constituing Pioneer Series Trust III) included in the Annual Report to the Shareowners for the year ended August 31, 2013 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 13 to the Registration Statement (Form N-1A, No. 333-120144) of Pioneer Series
Trust III.



/s/ ERNST & YOUNG LLP


Boston, Massachusetts
October 29, 2013